Exhibit 99.(h)(57)

March 9, 2018

Each of the Borrowers listed

on Appendix I hereto

One Madison Avenue

New York, NY 10010

Attention:  Laurie A. Pecha

RE:  First Amendment to Credit Suisse Family of Funds Line of Credit

Ladies and Gentlemen:

State Street Bank and Trust Company (the “Bank”) has made available to each of the investment companies registered under the Investment Company Act listed on Appendix I attached to the Loan Agreement referred to below (each, a “Borrower”), each acting on behalf of its respective Funds as specified from time to time on such Appendix I thereto (each such fund series, a “Fund”), a $200,000,000.00 uncommitted discretionary demand, unsecured line of credit (the “Uncommitted Line”) as described in a letter agreement dated November 3, 2017, by and among the Borrowers and the Bank (as amended, the “Loan Agreement”).  The obligations of the Borrowers arising under the Uncommitted Line are evidenced by a promissory note in the original principal amount of $200,000,000.00 dated November 3, 2017 (the “Note”).  Any capitalized term not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

The Borrowers have requested, and the Bank has agreed, to extend the Uncommitted Line for an additional 364-day period from the date hereof and to further amend the Loan Documents as set forth below.  Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrowers, on behalf of their respective Funds, and the Bank agree as follows:

I.                                        Amendments to Loan Documents

1.                                      Section I(1) of the Loan Agreement is hereby amended by deleting the first sentence in its entirety and substituting the following therefor:  “The Uncommitted Line shall expire on March 8, 2019 (the “Expiration Date”), unless extended by mutual agreement of the Bank and the Borrowers or, with respect to any Fund, terminated by a Borrower on behalf of such Fund as provided herein.”

II.                                   Upfront Fee

As a condition precedent to the effectiveness of this letter agreement, the Borrowers shall pay to the Bank on the date of this letter agreement a non-refundable fee of $35,000, which fee shall be fully earned by the Bank upon the date of this letter agreement.

III.                              Miscellaneous

1.                                      Other than as amended hereby, all terms and conditions of the Loan Agreement and all related Loan Documents are ratified and affirmed as of the date hereof and extended in order to give effect to the terms hereof.

2.                                      Each of the Borrowers, for itself and on behalf of each of its respective Funds, represents and warrants to the Bank as follows:  (a) no Default or Event of Default has occurred and is continuing on the date hereof under the Loan Documents; (b) each of the representations and warranties of such Borrower contained in the Loan Agreement is true and correct in all material respects on and as of the date of this letter amendment; (c) the execution, delivery and performance of this letter amendment, the Note and the Loan Documents, as amended hereby (collectively, the “Amended Loan Documents”):  (i) are, and will be, within such Borrower’s or Fund’s power and authority, (ii) have been authorized by all necessary proceedings, (iii) do not, and will not, require any consents or approvals including from any governmental authority other than those which have been received, (iv) will not contravene any provision of, or exceed any limitation contained in, the declaration of trust certificate or articles of incorporation or by-laws or other organizational documents of such Borrower or such Fund or any law, rule or regulation applicable to such Borrower or such Fund, (v) do not constitute a default under any other agreement, order or undertaking binding on such Borrower or such Fund, and (vi) do not require the consent or approval of any other party other than for those consents and approvals which have been received; and (d) each of the Amended Loan Documents constitutes the legal, valid, binding and enforceable obligation of such Borrower and such Fund, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.                                      Upon receipt of a fully executed copy of this letter amendment and such other documents or instruments as the Bank may reasonably request, this letter amendment shall constitute an amendment to the Loan Documents to be governed by the laws of the Commonwealth of Massachusetts.

4.                                      This letter amendment may be executed in counterparts each of which shall be deemed to be an original document.

[Remainder of Page Intentionally Left Blank.]

Information Classification: Limited Access

First Amendment Signature Page

If the foregoing is acceptable to you, please have an authorized officer of the Borrowers execute this letter amendment below where indicated and return the same to the undersigned.

Very truly yours,

STATE STREET BANK AND TRUST COMPANY

		By:	/s/Paul J. Koobatian
Paul J. Koobatian, Vice President

Acknowledged and Accepted:

CREDIT SUISSE OPPORTUNITY FUNDS, on behalf of
its fund series as listed in Appendix I attached hereto

By:	/s/Laurie Pecha
Name:	Laurie Pecha
Title:	Chief Financial Officer

APPENDIX I

List of Borrowers and Funds

	Custodian	Specified Percentage
CREDIT SUISSE OPPORTUNITY FUNDS, on behalf of:
Credit Suisse Floating Rate High Income Fund	SSB	20%
Credit Suisse Strategic Income Fund	SSB	20%